Bulldog Technologies To Display BOSSTM Wireless Cargo Security Technology
At US Maritime Security Expo

Richmond, British Columbia, Canada – September 13, 2004 Bulldog Technologies (OTCBB: BLLD) an innovative provider of wireless cargo security solutions, will participate in the US Maritime Security Expo in New York City at the Jacob Javits Center, September 14-15. Over 3000 top ranking purchasing and testing personnel are expected to attend the two-day event. The Expo will feature the latest technology products for international sea-based security, attracting attendees from over 50 countries.

Along with a large trade show arena of corporate product displays, the Expo will feature presentations by several high profile national and international government officials including: Asa Hutchinson, Undersecretary for Border & Transportation Security, U.S. Department of Homeland Security; Jean C. Lapierre, P.C., M.P., Minister of Transport, Government of Canada; and Jan Lintsen, Deputy Director General, Ministry of Transport, Public Works and Water Management, Government of the Netherlands.

Port and cargo security has become an international concern. Earlier this year, US Secretary of Homeland Security, Tom Ridge, stated in an interview with FOX News, “It’s pretty clear, given their [terrorists] focus on international transportation ... those are current themes in threat reporting … [that] thousands of vessels on the oceans could transfer terrorists or terrorist weapons.” Secretary Ridge added: “The port security measures we are putting in place — both here at home and abroad — are about building on our capabilities and strengthening each layer of defense.”    John Cockburn, Chief Executive Officer of Bulldog Technologies stated, “We believe our groundbreaking technology is the most advanced in the industry. The deployment of our wireless port security solutions could play an important role in helping the U.S. and other countries achieve a higher level of security. I am very pleased with the opportunity to demonstrate our technology at the most widely attended Maritime security show in the world.”

The official Maritime Security Expo website is located at: www.maritimesecurityexpo.com

About Bulldog Technologies Inc.

Bulldog Technologies Inc. a leading provider of wireless cargo security solutions, researches, develops and manufactures real-time, comprehensive monitoring and intrusion detection devices (BOSSTM (Bulldog Online Security System)) for use in the cargo transportation and storage supply chain industry. Bulldog has developed the Road BOSSTM for mobile cargo transported in trailers, delivery trucks/vans, and ocean containers. The Yard BOSSTM is a proprietary asset protection and security system developed for cargo containers and trailers stored for extended periods in freight yards and port facilities. The Tanker BOSSTM is a triple-redundant electronic security system that simultaneously monitors internal fluid levels and all ingress and egress points on tanker trucks.

For further information, visit Bulldog on the Web at www.bulldog-tech.com

Email: info@bulldog-tech.com

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Jeff Wadley
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Jeff@aurcg.com
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